Exhibit 12
Transactions in the Securities of the Issuer During the Past Sixty (60) Days
Mr. Cohn effected the following transactions in the Company’s Class A Common Stock during the past sixty days of filing this Amendment No.7:

Transaction Date	Transaction Type	Amount of Securities	Weighted-Average Price
11/19/2025	Purchase	270,578	$0.91
11/20/2025	Purchase	203,500	$0.98
11/21/2025	Purchase	70,010	$1.07
Ms. Cohn effected the following transactions in the Company’s Class A Common Stock during the past sixty days of filing this Amendment No.7:

Transaction Date	Transaction Type	Amount of Securities	Weighted-Average Price
11/21/2025	Purchase	187,200	$1.06
11/24/2025	Purchase	238,749	$1.05
11/25/2025	Purchase	119,242	$1.16
11/26/2025	Purchase	144,783	$1.25